AMENDED AND RESTATED CREDIT AGREEMENT


	AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 11, 1994, by and among BELMONT FUND, L.P. (the "Borrower"), a Bermuda limited partnership with an office at Belmont Fund, L.P., c/o Fidelity Management Trust Company F7E, 82 Devonshire Street,
Boston, Massachusetts 02109, the Banks listed on the signature pages hereof and each additional bank that may become a party hereto pursuant to Section 11 hereof (each a "Bank" and
collectively, the "Banks") and [                  ], a national
banking association with its head office at [                ],
as agent for the Banks (in such capacity, the "Agent").

	WHEREAS, the Borrower is authorized to borrow money to leverage its investment portfolio, and desires to enter into this Agreement on the terms set forth below so that it may borrow funds from the Banks from time to time for such purpose; and

	WHEREAS, the Agent and the Borrower entered into a certain Credit Agreement dated as of June 30, 1993, as amended (as so amended, the "Prior Agreement"), providing for a revolving credit facility in the original principal amount of $40,000,000; and

	WHEREAS, pursuant to Assignment, Assumption and Agency
Agreements each dated October 8, 1993 (each an "Assignment
Agreement"), each of [               ] became parties to the
Prior Agreement; and

	WHEREAS, the Banks under the Prior Agreement wish to amend and restate the Prior Agreement to incorporate the amendments thereto prior to the date hereof, make certain conforming changes and increase the amount of the credit facility thereunder; and

	WHEREAS, the Banks are willing to advance funds to the Borrower from time to time on the terms and subject to the conditions set forth below;

	NOW, THEREFORE, in consideration of the mutual promises and agreements of the parties set forth herein, the parties hereto amend and restate the Prior Agreement, and supersede any conflicting or duplicative terms of the Assignment Agreements, as follows:

	Section 1.  DEFINITIONS; INTERPRETATION.

	Section 1.1. Definitions. As used herein, the following terms shall have meanings assigned to them below:

	Adjusted Eurodollar Rate.  Applicable to any Interest
Period, shall mean a rate per annum determined pursuant to the following formula:

			          AER =  [    IOR    ]*
			                 [ 1.00 - RP ]

			          AER = Adjusted Eurodollar Rate
			          IOR = Interbank Offered Rate
			          RP  = Reserve Percentage

	*The amount in brackets shall be rounded upwards, if necessary, to the next higher 1/100 of l%.

Where:

	"Interbank Offered Rate" applicable to any Eurodollar Loan for any Interest Period means the rate of interest determined by the Agent to be the prevailing rate per annum at which deposits in U.S.
dollars are offered to the Agent by first-class banks in the interbank Eurodollar market in which it regularly participates on or about 10:00 a.m. (Boston, Massachusetts time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Agent's portion of the Eurodollar Loan to which such Interest Period is to apply for a period of time approximately equal to such Interest Period.

	"Reserve Percentage" applicable to any Interest
Period means the rate (expressed as a decimal), if any, applicable to member banks of the Federal Reserve
System during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency or marginal reserve requirement) of the Agent with respect to "Eurocurrency liabilities" as that term is defined under such regulations.

The Adjusted Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Reserve Percentage.

	Agent. As defined in the preamble hereof and includes any successors appointed pursuant to Section 14.8 hereof.

	Agreement. This Amended and Restated Credit Agreement as originally executed, or if amended or supplemented from time to time, as so amended or supplemented. References to the Agreement shall mean and include references to each of the Exhibits and Schedules hereto.

	Bank.  As defined in the preamble hereof.

	Base Rate. The greater of (i) the annual rate of interest announced from time to time by the Agent at its Head Office as its "Base Rate", and (ii) the Federal Funds Effective Rate plus 1/2 of 1% per annum (rounded upwards, if necessary, to the next 1/8 of 1%).

	Base Rate Loan.  A Loan that bears interest at the Base
Rate.

	Borrower.  As defined in the preamble hereof.

	Borrowing Date. The date on which any Loan is made or is to be made hereunder.

	Business Day. (i) For all purposes other than as covered by clause (ii) below, any day other than a Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts or New York, New York are open for the conduct of a substantial part of their commercial banking business; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day that is a Business Day described in clause (i) and that is also a day for trading by and between banks in U.S. Dollar deposits in the interbank Eurodollar market.

	Collateral Agency Agreement. The Collateral Agency Agreement, substantially in the form of Exhibit C hereto, among the Borrower, the Agent and the Custodian, to be delivered to the Agent for the benefit of the Banks with respect to the Pledged Securities after any demand therefor, as contemplated in Section
2.14 hereof.

	Commitment Amount. The maximum amount of each Bank's commitment to make Loans to the Borrower, as set forth next to the name of each Bank on the signature pages hereof (as adjusted from time to time pursuant to Section 11 hereof). The aggregate amount of all Banks' Commitment Amounts initially shall be $60,000,000, as the same may be reduced from time to time pursuant to Section 2.2 hereof or terminated pursuant to Section
2.2 or Section 6.1 hereof.

	Commitment Expiry Date. As defined in Section 2.4(e) hereof.

	Custodian. Brown Brothers Harriman & Co. or such other entity that acts as the Borrower's custodian of the Borrower's portfolio of securities.

	Default.  As defined in Section 6.1 hereof.

	Eligible Assets. As of any date of determination, all assets then owned by the Borrower not constituting Margin Stock, other than puts, calls and combinations thereof.

	Eurodollar Loans. Loans bearing interest at a rate determined with reference to the Adjusted Eurodollar Rate.

	Event of Default.  As defined in Section 6.1 hereof.

	Federal Funds Effective Rate. For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

	General Partner. Each of Fidelity International Services Limited, a corporation organized under the laws of Bermuda;
[          ] and Fidelity Investments Capital Funding Corp., a
corporation organized under the laws of The Commonwealth of Massachusetts, in each such company's capacity as general partner of the Borrower.

	Head Office.  The head office of the Agent, which at present
is located at [               ].

	Indebtedness. All obligations, contingent and otherwise, that in accordance with generally accepted accounting principles should be classified upon the Borrower's balance sheet as indebtedness, or to which reference should be made by footnotes thereto, including, without limitation, in any event and whether or not so classified: (i) all debt for money borrowed and similar extensions of credit, whether direct or indirect; (ii) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (iii) all guaranties, endorsements and other contingent obligations, whether direct or indirect, in respect of Indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly, or indirectly, the debtor, to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer of any letters of credit; but excluding in any event obligations of the Borrower with respect to unfunded liabilities on open commitments to purchase loans and loan participations.

	Interest Period. With respect to each Eurodollar Loan, the period commencing on the date of the making of such Eurodollar
Loan and ending one, two, three or six months (or such other period as all Banks may agree to provide in their sole discretion) thereafter, as the Borrower may elect in the applicable Loan Request delivered pursuant to Section 2.2(a);
provided that:

	(i) any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

	(ii)  any Interest Period that begins on the last
Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month; and

	(iii) any Interest Period that would otherwise end after the Commitment Expiry Date shall end on the Commitment
Expiry Date.

	Loan or Loans. Singly, any of, and collectively, all of, the loans made or to be made to the Borrower as contemplated by this Agreement.

	Loan Account.  As defined in Section 2.3 hereof.

	Loan Documents. This Agreement, the Pledge Agreement, the Collateral Agency Agreement, and all instruments, agreements and documents required to be executed and/or delivered by the Borrower in connection with the transactions contemplated hereby or thereby.

	Loan Request.  As defined in Section 2.2 hereof.

	Management Agreement.  The Management Agreement dated
May 15, 1989 between the Borrower and Fidelity Management Trust
Company, as amended from time to time.

	M Portion.  As defined in the introductory paragraph to
Section 2 hereof.

	Margin Stock.  As defined in Regulation U.

	Maximum Amount. With respect to the Borrower, and on any date of determination, an amount equal to the least of (i)
$60,000,000, or (ii) 25% of the value of the Borrower's total assets at such time, or (iii) the maximum amount the Borrower is permitted to borrow hereunder at such time under:

	(a)	applicable federal or state laws, statutes and
regulations;

	(b)	agreements (whether or not having the force of
law) by the Borrower with federal, state, local or foreign governmental agencies, authorities or regulators, as more particularly described in Part 1 of Schedule I hereto, as amended and in effect from time to time; or

	(c)	limitations on borrowing adopted by the Borrower
and described in the Partnership Agreement or elsewhere, as more particularly described in Part 2 of Schedule I hereto, as amended and in effect from time to time.

	NM Portion.  As defined in the introductory paragraph to
Section 2 hereof.

	Obligations. Any and all obligations of the Borrower to the Banks hereunder of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument, if any, and including obligations to perform acts and refrain from taking action as well as obligations to pay money.

	Partnership Agreement. The Limited Partnership Agreement dated May 15, 1989, of the Borrower, as amended from time to time.

	Pledge Agreement. The Pledge Agreement, substantially in the form of Exhibit B hereto, executed by the Borrower in favor of the Agent on behalf of the Banks and to be delivered to the Agent with respect to the Pledged Securities after any demand therefor, as contemplated in Section 2.14 hereof.

	Pledged Securities. The stock or other portfolio securities pledged to the Agent, for the benefit of the Banks, pursuant to the Pledge Agreement and Section 2.14 of this Agreement.

	Regulation U.  Regulation U promulgated by the Board of
Governors of the Federal Reserve System, as in effect from time to time.

	Regulation X.  Regulation X promulgated by the Board of
Governors of the Federal Reserve System, as in effect from time to time.

	Required Banks. Banks holding 66-2/3% of the aggregate of all Banks' Commitment Amounts or, if the Commitment Amounts have been reduced to zero, Banks holding 66-2/3% of the outstanding
Loans hereunder.

	Revolving Loan or Loans. Singly, any of, and collectively, all of, the revolving loans made to the Borrower as contemplated by Section 2.1(a).

	Term Loans. The Term Loans made to the Borrower as contemplated by Section 2.1(b).

	Section 1.2. Interpretation. All terms of an accounting character not specifically defined herein shall have the meanings assigned thereto by generally accepted accounting principles in the United States of America, unless the context otherwise requires. All terms not specifically defined herein which are defined in the Uniform Commercial Code as in effect in The Commonwealth of Massachusetts shall have the same meanings herein as therein. Each reference herein to a particular person or entity shall include a reference to the successors and permitted assigns of such person or entity. The words "herein", "hereof", "hereunder", and words of like import shall refer to this Agreement as a whole and not to any particular Section or subdivision of this Agreement.

	Section 2. CREDIT FACILITY. There is hereby established for the Borrower a revolving credit facility described in Section
2.1 and a term loan facility described in Section 2.2. Each such facility shall be divided into two separate portions, referred to respectively as the "M Portion" and the "NM Portion". The M Portion of the Loans shall be "indirectly secured", within the meaning of Regulation U, first by the Margin Stock in the Borrower's portfolio, and second, after the NM Portion of the Loans are paid in full, by Eligible Assets. The NM Portion of the Loans shall be "indirectly secured", within the meaning of Regulation U, first, by Eligible Assets, and second, after the M Portion of the Loans are paid in full, by the Margin Stock in the Borrower's portfolio.

	Section 2.1. Commitment to Lend. (a) Subject to the terms and conditions set forth in this Agreement, each Bank severally agrees to make revolving loans (collectively as to all Banks, the "Revolving Loans") to the Borrower from time to time on any Business Day during the period from the date hereof to (but not including) the Commitment Expiry Date, as may be requested by the Borrower. Each Revolving Loan made by the Banks shall be in the principal amount stated in the applicable Loan Request, shall be in a minimum principal amount of at least $1,000,000 and an integral multiple of $100,000, and shall be allocated among the Banks ratably in proportion to their respective Commitment
Amounts, provided that (i) at no time shall the aggregate outstanding principal amount of all Revolving Loans made by any Bank exceed such Bank's Commitment Amount; (ii) at the time of such Revolving Loan, and after giving effect thereto, the M
Portion of all outstanding Revolving Loans shall not exceed 50% of the current market value of the securities constituting Margin Stock in the Borrower's investment portfolio, as set forth on the schedule of portfolio securities delivered by the Borrower with the applicable Loan Request; (iii) at the time of such Revolving Loan, and after giving effect thereto, the NM Portion of all outstanding Revolving Loans shall not exceed 50% of the current market value of Eligible Assets, as set forth on the schedule of portfolio securities delivered by the Borrower with the applicable Loan Request; and (iv) at no time shall the aggregate outstanding principal amount of all Revolving Loans made by all Banks exceed the Maximum Amount. Within the limits of the provisions of this Section 2.1, the Borrower may borrow, repay pursuant to Section 2.9 or prepay pursuant to Section 2.10(a) and reborrow under this Section 2.1(a) from time to time until the Commitment Expiry Date.

	(b)	Subject to the terms hereof, each Bank will lend to the
Borrower, on the Commitment Expiry Date, a term loan
(collectively as to all Banks, the "Term Loans") that shall not exceed, in the aggregate principal amount, the lesser of (i) such Bank's Commitment Amount and (ii) the aggregate principal amount of Revolving Loans made by such Bank then outstanding (it being understood that the proceeds of such Loans will be applied to the repayment in full of all such outstanding Revolving Loans);
provided that (i) at the time of such Term Loan, and after giving effect thereto, the M Portion of all outstanding Term Loans shall not exceed 50% of the current market value of the securities constituting Margin Stock in the Borrower's investment portfolio, as set forth on the schedule of portfolio securities delivered by the Borrower with the applicable Loan Request; (ii) at the time of such Term Loan, and after giving effect thereto, the NM
Portion of all outstanding Term Loans shall not exceed 50% of the current market value of Eligible Assets, as set forth on the schedule of portfolio securities delivered by the Borrower with the applicable Loan Request; and (iii) at no time shall the aggregate outstanding principal amount of all Term Loans made by all Banks exceed the Maximum Amount. The Term Loans shall be payable in eight equal consecutive quarterly installments on the last day of each calendar quarter, commencing on the first of such dates to occur after the Commitment Expiry Date.

	(c)	Provided that no Default shall have occurred and be
continuing, the Borrower may convert all or any part (in integral multiples of $1,000,000) pro rata among the Banks of any outstanding Loan into a Loan of any other type provided for in this Agreement in the same aggregate principal amount, on any Business Day (which, in the case of a conversion of a Eurodollar Loan, shall be the last day of the Interest Period applicable to such Eurodollar Loan). The Borrower shall give the Agent prior notice of each such conversion (which notice shall be effective upon receipt) in accordance with Section 2.2.

	Section 2.2. Notice and Manner of Borrowing. All Revolving Loans shall be requested and funded in accordance with the procedures set forth below:

	(a)	Loan Requests.  Each request by the Borrower for the
making, conversion or continuation of a Loan hereunder shall be made by telephonic notice to the Agent (a "Loan Request") prior to 11:30 a.m., Boston time, on the Borrowing Date, in the case of Base Rate Loans, and two days prior to the Borrowing Date, in the case of Eurodollar Loans. Each Loan Request shall be irrevocable and shall state (i) the principal amount of the requested Loan,
(ii) the portion of such Loan that the Borrower designates as being borrowed under the M Portion of the facility; (iii) the portion of such Loan that the Borrower designates as being borrowed under the NM Portion of the facility; (iv) the interest rate to be applicable thereto, and, in the case of Eurodollar
Loans, (v) the Interest Period requested for such Loan (subject to the definition of Interest Period). Each Loan Request shall also state the maximum amount the Borrower is then permitted to borrow hereunder, determined in accordance with Section 2.1 and the definition of Maximum Amount. Each Loan Request shall be made by a duly authorized representative of the Borrower, as specified by the Borrower in writing from time to time, and the Agent may rely upon any telephone request that it reasonably believes is made by such a representative. The Agent shall promptly advise the Banks of the content of each such notice and, if an Interest Period of other than one, two, three or six months is requested, request the consent of each Bank to such Interest Period. Each Loan Request shall promptly be followed by a written confirmation thereof, substantially in the form of Exhibit A hereto, provided that if such written confirmation differs in any material respect from the action of the Banks taken in good faith reliance upon such telephone request, the records of the Banks shall control absent manifest error. The
Agent shall promptly notify the Borrower if any Bank has refused to allow an alternative Interest Period, and the Borrower may thereafter modify its Loan Request to specify an Interest Period of the duration permitted herein.

	Each Loan Request made by the Borrower shall constitute a representation and warranty by the Borrower to the Banks that (i) the Loan requested thereby is permitted under the Partnership Agreement; (ii) such Loan will not, when made, cause the aggregate indebtedness of the Borrower hereunder to exceed the Maximum Amount then in effect; (iii) such Loan will not, when made, cause the aggregate M Portions of all Loans hereunder to exceed 50% of the current market value of the securities constituting Margin Stock in the Borrower's investment portfolio;
(iv) such Loan will not, when made, cause the aggregate NM Portions of all Loans hereunder to exceed 50% of the current market value of Eligible Assets; (v) the proceeds of such Loan will be used by the Borrower only in accordance with the provisions of Section 2.13 hereof; and (vi) all of the representations and warranties of the Borrower contained in
Section 4 hereof are true and correct on and as of the date of such Loan Request and the date of such Revolving Loan as though made on and as of such dates.

	(b)	Funding the Loans.  Not later than 2:00 p.m. (Boston,
Massachusetts time) on the date of each Loan each Bank shall make available its pro rata share of such Loan in immediately available funds at the head office of the Agent in Boston, Massachusetts. The Agent shall thereafter deposit or wire the proceeds of such Loan, on the same day, in immediately available funds and at the Borrower's expense, to an account maintained on the Borrower's behalf by the Custodian in accordance with the wiring instructions set forth in Schedule II hereto, as amended and in effect from time to time. If any Bank makes a Loan hereunder on a day on which the Borrower is to repay all or any portion (including the repayment of any M Portion or any NM
Portion, as contemplated in Section 2.10(d)) of an outstanding
Loan from such Bank, such Bank shall apply the proceeds of its new Loan (or portion) to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Agent, as provided in this Section 2.1(b), or remitted to the Agent as provided in Section 2.9.

	Section 2.3. Loan Account. The Agent will maintain a separate account on its books for the Borrower (the "Loan Account") on which will be recorded, in accordance with the Agent's customary accounting practice, (a) all Loans made by the Banks to the Borrower and each Bank's pro rata share thereof, (b) all payments of such Loans made to the Banks, and (c) all other charges and expenses properly chargeable to the Borrower hereunder. The debit balance of the Loan Account shall reflect the amount of the Borrower's indebtedness from time to time to the Banks hereunder and, in the absence of manifest error, constitute conclusive evidence of the indebtedness of the Borrower to the Banks hereunder.

	Section 2.4.  Reduction or Termination of Commitment
Amounts.

	(a)	Unless terminated earlier pursuant to the provisions of
clauses (b) or (c) of this Section 2.4, or extended pursuant to clause (d), the Banks' several commitments to make Loans hereunder shall be in effect from the date of this Agreement through December 30, 1994.

	(b)	Subject to Section 2.12 hereof, the Borrower may at any
time on or prior to the Commitment Expiry Date, (i) terminate this Agreement by giving written notice thereof to the Agent and repaying in full all obligations of the Borrower hereunder; or
(ii) reduce pro rata the Commitment Amounts in part in integral multiples of $1,000,000 by giving 30 Business Days' prior written notice thereof to the Agent and repaying the amount, if any, by which the aggregate unpaid principal amount of the Loans exceeds the then reduced Commitment Amounts. The Agent shall promptly advise the Banks of each such notice. Any such termination or reduction shall be accompanied by the payment of any fees referred to in Section 2.6 accrued to the date of such termination or reduction. Any such termination or reduction may be effected by the Borrower without penalty. No termination or reduction of the Commitment Amounts shall be subject to reinstatement.

	(c)	Upon the occurrence of an Event of Default (unless
waived pursuant to Section 16 hereof), the Banks may terminate their commitment to make Loans hereunder, in the manner contemplated in Section 18, by written notice to the Borrower, except as such written notice is not required by Section 6.1 hereof.

	(d)	On any date occurring not later than 60 days prior to
the then effective Commitment Expiry Date, the Borrower may request that the Banks extend such Commitment Expiry Date for an additional year, by written notice delivered to the Agent, which shall promptly notify the Banks thereof. If each Bank, in its sole discretion, shall agree to so extend such Commitment Expiry Date, such Bank shall so notify the Agent, which shall then notify the Borrower, not later than 30 days prior to such Commitment Expiry Date. If all Banks shall advise the Agent and the Borrower of their willingness to so extend such Commitment
Expiry Date, then effective on such Commitment Expiry Date such Commitment Expiry Date shall thereupon be so extended for such additional year. During such extended period, the terms and conditions of this Agreement and the other Loan Documents shall remain in full force and effect.

	(e)	The date on which the Banks' several commitments to
make Loans hereunder terminates or is terminated pursuant to this
Section 2.4 is sometimes herein referred to as the "Commitment
Expiry Date".

	Section 2.5. Repayment of Loans. (a) Each Revolving Loan that is a Base Rate Loan shall mature and the principal amount thereof become due and payable in full on the Commitment Expiry Date. Each Revolving Loan that is a Eurodollar Loan shall mature and the principal amount thereof become due and payable on the last day of the applicable Interest Period.

	(b)	The Term Loans shall become due and payable in
accordance with the provisions of Section 2.1(b).

	Section 2.6. Fees. (a) The Borrower agrees to pay to the Agent the fees described in a letter agreement dated the date hereof.

	(b)	The Borrower agrees to pay to the Agent, for the
account of the Banks, for the period commencing on the date this Agreement becomes effective and ending on the Commitment Expiry Date, a commitment fee computed at the rate of 1/4 of 1% per annum of the aggregate unused Commitment Amounts, such fee to be payable quarterly in arrears on the last day of each March, June, September and December and on the Commitment Expiry Date. Such commitment fee shall be pro-rated for any quarter or any part thereof after the termination of this Agreement by the Borrower pursuant to Section 2.4(b) or by the Banks pursuant to
Section 6.1.

	Section 2.7. Interest Rates and Payments of Interest. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate, which rate shall change contemporaneously with any change in the Base Rate. Such interest shall be payable on the last day of each month, commencing June 30, 1993, and when such Loan is due (whether at maturity, by reason of acceleration or otherwise).

	(b)	Each Eurodollar Loan shall bear interest on the
outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the Adjusted Eurodollar Rate plus one and one-half of one percent (1-1/2%). Such interest shall be payable for such Interest Period on the last day thereof and when such Eurodollar Loan is due (whether at maturity, by reason of acceleration or otherwise) and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

	(c)	Overdue principal and (to the extent permitted by
applicable law) interest on each Loan and all other overdue amounts payable hereunder shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent above the greater of (i) the interest rate then in effect for such Loan and (ii) the Base Rate, until such amount shall be paid in full (whether before or after judgment).

	(d)	No provision of this Agreement shall require the
payment or permit the collection of interest in excess of the rate then permitted by applicable law.

	Section 2.8  Changed Circumstances.  (a) In the event that:

	(i)	on any date on which the Adjusted Eurodollar Rate
would otherwise be set the Agent shall have determined in good faith (which determination shall be final and conclusive) that adequate and fair means do not exist for ascertaining the Interbank Offered Rate, or

	(ii) at any time the Agent shall have received notice that:

	(A) the making or continuation of or conversion of any Loan to a Eurodollar Loan by any Bank has been made impracticable or unlawful by (l) the occurrence of a contingency that materially and adversely affects the interbank Eurodollar market in which such Bank regularly participates or (2) compliance by any Bank in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

	(B) the Adjusted Eurodollar Rate applicable to any proposed Eurodollar Loan shall not fairly and adequately reflect the cost of the Required Banks to fund such Loan;

then, and in any such event, the Agent shall forthwith so notify the Borrower thereof. Until the Agent notifies the Borrower that the circumstances giving rise to such notice no longer apply, the ability of the Borrower to select Eurodollar Loans shall be suspended. If at the time the Agent so notifies the Borrower, the Borrower has previously delivered a Loan Request for a Eurodollar Loan but such Loan has not yet gone into effect, such Loan Request shall be deemed to be void and the Borrower may borrow a Base Rate Loan by giving a substitute Loan Request pursuant to Section 2.2 hereof.

	Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the Borrower shall, with respect to outstanding Eurodollar Loans, prepay the same, together with interest thereon and any amounts required to be paid pursuant to Section 2.12, and may borrow a Base Rate Loan by requesting such Loan in accordance with Section
2.2 hereof.

	(b)	In case any law, regulation, treaty or official
directive or the interpretation or application thereof by any court or by any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

	(i) subjects any Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by the Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of any Bank imposed by the United States of America or any political subdivision thereof), or

	(ii) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, any Bank (other than such requirements as are already included in the determination of the Adjusted Eurodollar Rate), or

	(iii) imposes upon any Bank any other condition with respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to such Bank, reduce the income receivable by such Bank or impose any expense upon such Bank with respect to any Loans, such Bank shall notify the Agent and the Agent shall notify the Borrower thereof. The Borrower agrees to pay to such Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by the affected Bank of a statement in the amount and setting forth such Bank's calculation thereof, which statement shall be deemed true and correct absent manifest error.

	Section 2.9.  Place and Mode of Payments; Computations.

	(a)	Each payment made or caused to be made by the Borrower
to the Banks under this Agreement shall be made to the Agent for the account of the Banks in United States Dollars at the Agent's
Head Office, not later than 2:00 p.m., Boston time, on the due date of each such payment, and in immediately available and freely transferable funds.

	(b)	If any sum would, but for the provisions of this clause
(b), become due and payable to the Banks by the Borrower on any day that is not a Business Day, then such sum shall become due and payable on the next succeeding Business Day, and interest payable to the Banks under this Agreement shall be adjusted accordingly.

	(c)	All computations of interest and fees payable under
this Agreement shall be made on the basis of a 360-day year and paid for the actual number of days elapsed.

	(d)	The Agent will determine the Base Rate in effect from
time to time. Any change in the Base Rate shall, for all purposes of this Agreement, become effective on, and from the beginning of, the day on which such change shall first be announced or determined by the Agent in accordance with the Agent's customary banking practices.

	(e)	Each payment by the Borrower under this Agreement shall
be made without set-off or counterclaim and free and clear of and without deduction or withholding of any kind.

	(f)	Whenever the Borrower makes a payment or prepayment of
Loans hereunder, and to the extent it may reasonably do so, it shall identify the source of the funds used to effect such payment (i.e., whether from the sale or disposition of Margin
Stock, the sale or liquidation of Eligible Assets, or otherwise);
and the Agent shall apply such funds to the payment or prepayment of then outstanding Loans directly or indirectly secured by the assets in question (i.e., Loans constituting the M Portion or the NM Portion). In the absence of such identification, if the Agent is nevertheless aware of the source of funds, it shall apply such funds to the payment or prepayment of then outstanding Loans directly or indirectly secured by the assets in question. If the Agent is not aware of the source of funds, it may apply such funds to the payment or prepayment of such Loans as it in its sole discretion shall determine.

	(g)	Unless the Agent shall have been notified by a Bank
prior to the date on which such Bank is scheduled to make payment to the Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Bank does not intend to make such payment, the Agent may assume that such Bank has made such payment when due and the Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Bank and, if any Bank has not in fact made such payment to the Agent, such Bank shall, on demand, pay to the Agent the amount made available to the Borrower attributable to such Bank together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Bank pays such amount to the Agent, at a rate per annum equal to the Federal Funds Rate.
If such amount is not received from such Bank by the Agent immediately upon demand, the Borrower will, on demand, repay to the Agent the proceeds of the Loan attributable to such Bank with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan.

	Section 2.10. Optional Prepayments; Certain Mandatory Prepayments. (a) The Borrower shall have the right at any time to prepay any Loans, in whole or in part, upon telephonic notice to the Agent received prior to 12:00 noon (Boston, Massachusetts time), on the date such prepayment is to be made. The Agent shall promptly advise the Banks of such prepayment. Each such prepayment (except a prepayment in full) shall be made in an amount of $1,000,000 or an integral multiple thereof. Eurodollar Loans may only be prepaid on the last day of the applicable Interest Period.

	(b)	Upon any reduction of the Commitment Amounts pursuant
to Section 2.4(b) hereof or otherwise, or if at any time the aggregate unpaid principal amount of Loans exceeds the aggregate outstanding Commitment Amounts, the Borrower agrees to immediately prepay the amount of such excess, together with any amounts payable pursuant to Section 2.12 hereof.

	(c)	If at any time the aggregate unpaid principal amount of
Loans shall exceed the Maximum Amount, the Borrower shall immediately prepay the amount of such excess, together with any amounts payable pursuant to Section 2.12 hereof.

	(d)	If at any time (i) the sale or disposition of any
Margin Stock would cause the aggregate unpaid principal amount of the M Portion of Loans to exceed 50% of the current market value of all Margin Stock in the Borrower's investment portfolio, or
(ii) the sale or disposition of any Eligible Assets would cause the aggregate unpaid principal amount of the NM Portion of Loans to exceed 50% of the current market value of all Eligible Assets, the Borrower shall immediately prepay such excess portion of the M Portion or the NM Portion, as the case may be. Provided no Event of Default shall then have occurred, such prepayment may be effected by the simultaneous borrowing of Loans of the unaffected Portion, to the extent that the Borrower may do so in accordance with the limitations set forth in Section 2.1.

	(e)	Upon each repayment or prepayment of any principal of
any Loan pursuant to any of the provisions of this Agreement, the Borrower hereby absolutely and unconditionally promises to pay to the Banks, and there shall become absolutely due and payable on the date of each such repayment or prepayment, all of the unpaid interest accrued to such date on the amount of the principal of the Loan being repaid or prepaid on such date. Whenever any interest on and any principal of the Loans are paid simultaneously hereunder, the whole amount paid shall be applied first to interest then due and payable.

	Section 2.11. Increased Capital Requirements. If any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction affects the amount of capital required to be maintained by any Bank or any corporation controlling any Bank and such Bank determines that the amount of capital required is increased by or based upon the existence of the credit facilities established hereunder or any Loans made pursuant hereto, and such increase has or would have effect of reducing the return on such Bank's equity to a level below that which such Bank could have achieved (taking into consideration such Bank's then existing policies with respect to capital adequacy and assuming the full utilization of such Bank's capital) but for such law, rule, regulation, policy, guideline or directive, then such Bank shall notify the Agent, in writing of such fact, and the Agent shall forthwith so notify the Borrower. The Borrower agrees to pay to the Agent, for the account of such Bank, the amount of such reduction as and when such reduction is determined, upon presentation by such Bank of a statement in the amount and setting forth such Bank's calculation thereof, which statement shall be deemed true and correct absent manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. In this connection, such Bank shall allocate such costs among its customers in good faith and on an equitable basis.

	Section 2.12. Funding Losses. If the Borrower for any reason makes any payment of principal with respect to a Eurodollar Loan on any date other than the scheduled maturity thereof (other than a mandatory prepayment and simultaneous borrowing of a like amount made pursuant to Section 2.10(d)), or fails to borrow a Eurodollar Loan after giving a Loan Request therefor, the Borrower shall reimburse each Bank for any resulting loss or expense incurred by it, including without limitation any loss incurred in obtaining, liquidating or employing of deposits from third parties. The Borrower shall pay to the Agent, for the account of each affected Bank, the amount of such loss or expense upon presentation of a statement in the amount thereof, which statement shall be deemed true and correct absent manifest error.

	Section 2.13. Use of Proceeds. The proceeds of each Loan hereunder shall be used only to leverage the Borrower's portfolio in accordance with the Partnership Agreement and applicable law or regulation.

	Section 2.14. Collateral Security for Loans. As a condition precedent to making any Loan or continuing any Loan made hereunder, at any time after a change in the condition or affairs (financial or otherwise) of the Borrower reasonably deemed by the Required Banks to be adverse and material, the Agent may require the Borrower to pledge its portfolio securities and other assets (the "Pledged Securities") to the Agent, for the benefit of the Banks, as collateral for the Obligations, as contemplated in and subject to the terms and conditions of the Pledge Agreement. Upon demand by the Agent, the Borrower shall forthwith grant to the Agent, for the benefit of the Banks, a security interest in the Pledged Securities and deliver to the Agent a Pledge Agreement and Collateral Agency Agreement with respect to such Pledged Securities, and instruct the Custodian to take any action necessary under the Collateral Agency Agreement as the Agent may require to realize the full benefits of this
Section 2.14 and the security interest described herein.

	Section 2.15.  Pro Rata Treatment.

	(a)	Each Loan shall be made, and each payment of commitment
fee made to the Agent for the account of the Banks shall be distributed, pro rata to the Banks in the proportion that each Bank's Commitment Amount bears to the aggregate of all Banks'
Commitment Amounts. Each payment and prepayment of Loans made to the Agent for the account of all of the Banks shall be distributed pro rata to the Banks in proportion to the respective amounts of the Loans outstanding immediately prior to such payment or prepayment.

	(b)	Each reduction of the Commitment Amounts pursuant to
Section 2.4 shall reduce the applicable Commitment Amount of each Bank pro rata in the proportion that each Bank's Commitment
Amount bears to the aggregate of all Banks' Commitment Amounts immediately prior to such reduction.

	Section 3.  CONDITIONS PRECEDENT.

	Section 3.1. Conditions of Closing. This Agreement shall become effective upon the receipt by the Agent, with copies for each Bank, of the following:

	(a)	an executed original counterpart of this Agreement;

	(b)	certified copies of any amendments to the Partnership
Agreement and the Management Agreement since June 30, 1993;

	(c)	certified copies of all documents relating to the due
authorization and execution by the Borrower of this Agreement as the Agent may reasonably request, including, without limitation, all partnership actions taken by the Borrower authorizing (i) the execution and delivery by the Borrower of this Agreement and the other Loan Documents, (ii) its performance of all of its agreements and obligations under this Agreement and under the other Loan Documents, and (iii) the borrowings and other transactions contemplated by this Agreement and the other Loan Documents;

	(d)	an incumbency certificate, dated the date hereof,
signed by an authorized General Partner, setting forth the names and specimen signatures of each individual authorized to give notices, sign or act on behalf of the Borrower in connection with the transactions contemplated by this Agreement and the other Loan Documents;

	(e)	certified copies of all documents relating to the
General Partner executing this Agreement on behalf of the Borrower as the Agent may reasonably request, including, without limitation, all resolutions or other actions taken by the Borrower authorizing the execution and delivery by the General Partner on behalf of the Borrower of this Agreement and the other Loan Documents;

	(f)	an incumbency certificate, dated the date hereof,
signed by the Secretary or Assistant Secretary of the General Partner acting on behalf of the Borrower hereunder, setting forth the names and specimen signatures of each individual authorized to give notices, sign or act on behalf of the Borrower in connection with the transactions contemplated by this Agreement and the other Loan Documents;

	(g)	good standing certificates from each of (i) Bermuda and
(ii) Massachusetts with respect to the Borrower and each General
Partner;

	(h)	a duly completed and executed Federal Reserve Form U-1,
describing all Margin Stock then held by the Borrower in its investment portfolio and all Eligible Assets, in the form required by such Form U-1;

	(i)	an opinion from Judy K. Mencher, Esq., counsel to the
Borrower, and Conyers, Dill & Pearman, special Bermuda counsel, substantially in the form of Exhibit E attached hereto, in each case given upon the express instructions of the Borrower (and by its execution of this Agreement the Borrower confirms that it has so instructed such counsel);

	(j)	receipt of the Agent's fee referred to in Section
2.6(a); and

	(k)	such other documents as any Bank shall have requested
in order to comply with applicable rules and regulations promulgated by the Federal Reserve Board and other governmental and regulatory authorities.

	Section 3.2. Conditions of Loans. The obligation of the Banks to make any Loan on a Borrowing Date shall be subject to the satisfaction, at or before the time each such Loan is made, of each of the following conditions precedent (unless and to the extent that satisfaction of such conditions precedent or any of them is waived pursuant to Section 16 hereof):

	(a)	The Agent shall have received a Loan Request from the
Borrower as required by Section 2.2, together with the schedule of Margin Stock and Eligible Assets required by Section 2.1(a) or
(b), as applicable;

	(b)	The representations and warranties contained in this
Agreement and the other Loan Documents and otherwise made by or on behalf of or with respect to the Borrower in connection with the transactions contemplated by this Agreement and the other
Loan Documents shall (except to the extent that such representations and warranties relate expressly to a specific date, and except to the extent of changes resulting from the transactions contemplated or permitted by this Agreement and the other Loan Documents and changes occurring in the ordinary course of business that, singly or in the aggregate, do not materially adversely affect the Borrower or its business, assets, operations, prospects or its condition (financial or otherwise)), be true and correct at and as of such Borrowing Date;

	(c)	There shall exist no Default or Event of Default or
condition which would, with the giving of notice or the passage of time or both, result in a Default or Event of Default upon the making of the Loan;

	(d)	The Required Banks shall be satisfied that there has
been no material adverse change in the business, assets, operations, prospects or condition (financial or otherwise) of the Borrower since December 31, 1992; and

	(e)	The making of the Loan shall not contravene any law,
regulation, decree or order binding on the Borrower or any Bank, and the Agent shall have received all such certificates and documents in relation thereto as the Agent or the Agent's counsel shall have reasonably requested.

	Section 4. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Banks that:

	Section 4.1. Organization, Qualification, Etc. (a) The Borrower is duly organized and validly existing as a limited partnership under the laws of Bermuda and is duly qualified to do business in each other jurisdiction wherein the nature of its properties or its business requires such qualification and in which the failure to be so qualified could materially adversely affect the business, assets or condition (financial or otherwise) of the Borrower.

	(b)	Each of the Borrower's General Partners is duly
organized and validly existing under the laws of its jurisdiction of incorporation and is duly qualified to do business in each other jurisdiction wherein the nature of its properties or its business requires such qualification and in which the failure to be so qualified could materially adversely affect the business, assets or condition (financial or otherwise) of such General Partner.

	Section 4.2. Authorization, Etc. The execution, delivery and performance of this Agreement and the other Loan Documents by the Borrower and the General Partner executing this Agreement and the other Loan documents on behalf of the Borrower are within the powers of the Borrower, have been duly authorized by all necessary and proper action, and do not and will not (i) violate or contravene any provision of the constituent documents of the Borrower or such General Partner, or any amendment thereof, (ii) conflict with, or result in a breach of any material term, condition or provision of, or constitute a default under or result in the creation of any mortgage, lien, pledge, charge, security interest or other encumbrance upon any of the property or assets of the Borrower (other than as contemplated by this Agreement and the Pledge Agreement) under, any agreement, trust deed, indenture, mortgage or other instrument to which the Borrower is a party or by which the Borrower or any of its property or assets is bound or affected, or (iii) violate or contravene any provision of any material law, regulation, order, ruling or interpretation thereunder or any decree, order or judgment of any court or governmental or regulatory authority, bureau, agency or official.

	Section 4.3. Binding Effect of Agreement, Etc. This Agreement and the other Loan Documents and all the provisions hereof and thereof constitute legally valid and binding obligations of the Borrower and the General Partners, enforceable against the Borrower and the General Partners in accordance with their respective terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

	Section 4.4. Approvals, Etc. No authorization, approval, consent or other action by, and no notice to or filing with, any shareholder or creditor of the Borrower or any General Partner, or governmental or regulatory agency or authority, is required to make valid and legally binding the execution, delivery and performance by the Borrower and the General Partners of this Agreement or the other Loan Documents or the consummation by the Borrower of the transactions contemplated hereby or thereby or the exercise by the Banks of their rights and remedies hereunder or thereunder.

	Section 4.5. Compliance with Other Instruments. The Borrower is in compliance with all investment policies and restrictions identified in the Partnership Agreement and is in compliance with all other provisions contained therein. The Borrower is not in default under any indenture or agreement to which it is a party or by which it or any of its property or assets is bound, or in violation of any material applicable laws or orders, regulations, rulings, decrees or requirements of a court or governmental or regulatory agency or authority by which it or any of its property or assets is bound, which default or violation could have a material adverse effect on the business, assets, operations, prospects or condition (financial or otherwise) of the Borrower.

	Section 4.6. Litigation. There are no pending or, to the best knowledge of the Borrower, threatened actions, suits, investigations or proceedings at law or in equity before any federal, state, local or foreign court, governmental or regulatory authority, agency, commission, board, bureau or instrumentality, or board of arbitration, against or affecting the Borrower or its right, title and interest in or to any of its properties or assets.

	Section 4.7. Taxes. The Borrower has made or filed all federal, state, local, foreign and other tax returns, reports and declarations required by any jurisdiction to which the Borrower is subject, and has paid all taxes and other assessments and charges shown or determined to be due on such returns, reports and declarations or pursuant to any matters raised by audits or for other reasons known to it, except those being contested in good faith by appropriate proceedings and as to which there have been set aside reserves adequate with respect to such tax, assessment or charge so contested. The Borrower has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes claimed to be due by the taxing authority of any jurisdiction, and the Borrower knows of no basis for any such claim.

	Section 4.8. Financial Statements; No Material Changes. The Borrower has furnished to the Banks its Annual Report dated as of December 31, 1992, setting forth the statement of assets and liabilities, the statement of portfolio holdings and the statements of capital accounts of the Borrower and of each General Partner, as of the date of such Report; and the statement of profits and loss of the Borrower as of the period then ended, in each case certified by Coopers & Lybrand. The Borrower has also furnished to the Banks its trial balance dated as of February 28, 1994, setting forth the statement of assets and liabilities of the Borrower as of such date and the statements of portfolio holdings and profits and loss of the Borrower as of the period then ended, prepared by management of the Borrower. All such financial statements are complete and correct, and fairly present the financial condition of the Borrower as of such dates and the results of the operations of the Borrower for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis. Since December 31, 1992, there has been no change in the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Borrower, that have been, in any case or in the aggregate, materially adverse.

	Section 4.9. No Defaults. No Default or Event of Default has occurred and is continuing.

	Section 4.10. Disclosure. The Borrower has delivered to the Banks a true and complete copy of the Partnership Agreement and the Management Agreement. Neither of such agreements nor this Agreement, the other Loan Documents nor any of the information concerning the Borrower submitted to the Banks in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they are made. Except as disclosed herein or in the other Loan Documents, there is no fact known to the Borrower that adversely affects, or that, in the best judgment of the management of the Borrower, could in the future materially adversely affect, the assets, business, prospects, condition (financial or otherwise) or operations of the Borrower.

	Section 5. COVENANTS. The Borrower covenants and agrees that, so long as any amounts are owing under this Agreement or under any of the other Loan Documents or, if no such amount is owing, so long as the Banks shall have any commitment to make Loans hereunder as provided herein:

	Section 5.1. Use of Proceeds. The Borrower shall use the proceeds of Loans only for the purposes specified in Section
2.13.

	Section 5.2. Punctual Payment. The Borrower will duly and punctually pay or cause to be paid principal and interest and all other sums due under this Agreement in accordance with the terms hereof.

	Section 5.3. Taxes, Etc. The Borrower will file all federal, state, local, foreign and other tax returns, reports and declarations required by any jurisdiction to which the Borrower is subject on or before the due dates for the returns, reports and declarations; and will pay and discharge, before the same shall become in arrears, all taxes, assessments and other governmental charges shown or determined to be due on such returns, reports and declarations, unless, and in any such case, the same is being contested in good faith by appropriate proceedings and an adequate reserve therefor has been established.

	Section 5.4. Compliance with Law, Etc. The Borrower will comply with (i) all applicable federal, state and local laws, rules, regulations and governmental or regulatory directives (whether or not having the force of law), and all orders, writs, judgments, injunctions, decrees or awards to which it may be subject; (ii) all of its investment policies and restrictions;
and (iii) the provisions of the Partnership Agreement and all agreements and instruments by which it or any of its property or assets may be affected or bound.

	Section 5.5. Compliance with Regulations U and X. The Borrower will, at any time and from time to time upon receipt of notice from the Agent, at the request of any Bank, and at the Borrower's expense, promptly execute and deliver or file all additional instruments and documents, and take all further action, that may be necessary or desirable, or that any Bank may reasonably request, in order to fully comply with the requirements of Regulation U and Regulation X.

	Section 5.6. Notice of Certain Events. The Borrower will give the Agent prompt written notice of:

	(a)	any change in any federal, state or local law, rule or
regulation or governmental or regulatory directive (whether or not having the force of law) materially affecting the Borrower, or any of its property or assets, or affecting the Borrower's ability to repay the Loans and comply with the terms of this Agreement;

	(b)	any change in its agreements with governmental
authorities or regulators or its investment policies or restrictions that would make any of the information set forth in
Schedule I hereto incorrect, incomplete or misleading in any material respect, and will prepare and submit to the Agent for attachment to this Agreement an amendment to Schedule I reflecting such change;

	(c)	any material change in its method of business or
amendments to the Partnership Agreement (it being understood that any change in the investment restrictions and limitations on indebtedness applicable to the Borrower shall constitute material changes);

	(d)	the commencement of any litigation or any
administrative, regulatory or arbitration proceeding or investigation to which the Borrower may hereafter become a party, that may involve any material risk of any material final judgment or liability not adequately covered by insurance or that may otherwise result in any material adverse change in the business, assets, operations, prospects or condition (financial or otherwise) of the Borrower;

	(e) any sales or other dispositions of Margin Stock in the Borrower's investment portfolio or of Eligible Assets that would cause the limitations set forth in Section 2.1 to be breached, such notice to be accompanied by a revised schedule of Margin Stock and Eligible Assets after giving effect to such sales or other dispositions and any prepayment of Loans required by
Section 2.10(d); and

	(f)	the occurrence of any Default or Event of Default.

The Agent will promptly notify the Banks of each such notice from the Borrower.

	Section 5.7. Total Value, Net Asset Value, Etc. The Borrower will, at any time and from time to time during normal business hours, notify the Agent by telephone or in writing, as requested by notice to the Agent from any Bank, of the composition (by issuer) of its portfolio securities, the portion of such securities that constitute Margin Stock and Eligible Assets, identified by issuer, if any Bank so requests, the total asset value of such Margin Stock and Eligible Assets, the net asset value of such securities and the total value of the unencumbered assets in the Borrower's portfolio, and any changes in any of such values, in each case as most recently calculated.

	Section 5.8.  Reports, Additional Information, Etc.  The
Borrower will furnish to the Banks:

	(a)	as soon as available, and not later than 125 days after
the end of each fiscal year of the Borrower, an Annual Report including audited financial statements certified by Coopers &
Lybrand or other independent public accountants of national standing, setting forth the statement of assets and liabilities, the statement of portfolio securities and the statement of capital accounts of the Borrower, each as of the end of such fiscal year, and a statement of profit and loss of the Borrower for the fiscal period then ended;

	(b)	as soon as available, and not later than 50 days after
the end of the first six months of each fiscal year of the Borrower, a Semi-Annual Report prepared by the Borrower, setting forth the Statement of Assets and Liabilities and Statement of Portfolio Securities of the Borrower as of the end of such fiscal quarter and a Statement of Profit and Loss of the Borrower for the fiscal period then ended;

	(c)	on request by the Agent, on behalf on any Bank, and in
any event not later than 45 days after the end of the first and third fiscal quarters of the Borrower, a trial balance sheet as of the last day of such quarter, and a list of all portfolio securities (broken down by issuer and industry concentrations, and indicating whether such securities are Margin Stock or Eligible Assets) as of such date, certified by the principal financial officer of the Borrower and accompanied by a revised schedule of Margin Stock and Eligible Assets as of such date;

	(d)	upon request by the Agent, on behalf of any Bank,
within 10 Business Days after the issuance thereof, copies of all other public regular and periodic reports and any other reports that the Borrower may be required to file with any governmental or regulatory agency or authority;

	(e)	upon execution thereof, a copy of any amendment to the
Partnership Agreement or the Management Agreement;

	(f)	promptly after delivery thereof, a copy of any report
or information delivered to the limited partners of the Borrower;
and

	(g)	such other information with respect to the financial
standing and history or the business, property, assets or prospects of the Borrower as any Bank may, at any time and from time to time, reasonably request.

	Section 5.9. Further Assurances. The Borrower will, at any time and from time to time, execute and deliver such additional instruments and take such further action as the Agent may reasonably request to carry out to the Agent's satisfaction the transactions contemplated by this Agreement and the other Loan Documents, including without limitation such documents as may be required by the Agent to ensure the validity, perfection or priority of its security interest in the Pledged Securities.

	Section 5.10. Negative Pledge on Assets. The Borrower will not create or permit to exist any lien or encumbrance upon any of its property or assets in favor of any person or entity other than the Banks, other than (i) liens granted to secure the Borrower's obligations with respect to unfunded liabilities on open commitments to purchase loans and loan participations, so long as such liens do not exceed $2,000,000 individually or in the aggregate; and (ii) liens granted in connection with short sales transactions engaged in to the extent permitted by the Partnership Agreement and consistent with the Borrower's investment policies.

	Section 5.11. Limitation on Additional Indebtedness. The Borrower will not incur or permit to exist or remain outstanding any Indebtedness to any person or entity, other than the following:

	(a)	Indebtedness in respect of taxes, assessments and other
governmental charges to the extent that payment thereof is not at the time required to be made or is being contested in good faith by appropriate proceedings and for which an adequate reserve has been established;

	(b)	Indebtedness of the Borrower to the Banks arising under
this Agreement;

	(c)	unsecured Indebtedness of the Borrower to any partner
of the Borrower, provided that such Indebtedness is subordinated to the Obligations on terms and conditions satisfactory to the Required Banks; and

	(d)	Indebtedness of the Borrower incurred in connection
with short sales transactions engaged in to the extent permitted by the Partnership Agreement and consistent with the Borrower's investment policies; provided, that all such Indebtedness permitted by clauses (b), (c) and (d) of this Section 5.11 shall not at any time exceed 25% of the value of the total assets of the Borrower; and provided, further, that if at any time the securities of any single issuer shall constitute more than 20% of the current market value of the total assets of the Borrower, due to market appreciation, then the amount of Indebtedness permitted by clauses (b), (c) and (d) of this Section 5.11 shall be reduced by the amount of such excess.

	Section 5.12. Restrictions on Portfolio Investments. The Borrower will not at any time permit (i) the securities of issuers in any single industry to constitute more than 35% of the value of the total assets of the Borrower, valued at cost, (ii) the securities of any single issuer to constitute more than 20% of the total assets of the Borrower, valued at cost; or (iii) securities that are Margin Stock to constitute more than 50% of the total assets of the Borrower, valued at cost.

	Section 5.13.  Restrictions on Fundamental Changes.  The
Borrower will not change in any material manner its operations or any material provision of the Management Agreement or the Partnership Agreement.

	Section 6.  EVENTS OF DEFAULT; ACCELERATION.

	Section 6.1. Events of Default; Acceleration. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice and/or lapse of time, "Defaults") shall occur:

	(a)	if the Borrower shall fail to pay any principal of any
Loan outstanding to it hereunder when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

	(b)	if the Borrower shall fail to pay any interest on any
Loan outstanding to it when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, and such failure shall continue unremedied for five
Business Days;

	(c)	if the Borrower shall fail to pay any fees due
hereunder when the same shall become due and payable, and such failure shall continue unremedied for five Business Days;

	(d)	if the Borrower shall fail to perform, discharge,
observe or comply with any of the terms, covenants and agreements contained in Section 5.1, 5.6(e) or 5.7 through 5.13;

	(e)	if the Borrower shall fail to perform, discharge,
observe or comply with any of the terms, covenants and agreements contained herein (other than those specified in clauses (a), (b), (c), and (d) of this Section 6.1), and such failure shall continue unremedied for 30 days after written notice of such failure has been given to the Borrower by Agent or any Bank;

	(f)	if any representation or warranty of the Borrower
contained in this Agreement or any other document or instrument delivered by the Borrower pursuant to or in connection with this Agreement shall prove to have been false or misleading in any material respect as of the time when made or deemed to have been made;

	(g)	if the Borrower shall fail in the performance or the
payment, at maturity or within an applicable period of grace, of any obligation contained in any agreement or instrument evidencing any other Indebtedness with respect to borrowed money or credit received in amounts exceeding $2,000,000 (individually or in the aggregate), or any mortgage, pledge, agreement, indenture or other agreement relating thereto, for such period of time as would, or would have permitted (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

	(h)	if the Borrower or any General Partner makes an
assignment for the benefit of creditors, or admits in writing its inability to pay or generally fails to pay its debts as they mature or become due, or petitions or applies for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or such General Partner or of any substantial part of the property or assets of the Borrower or such General Partner or commences any case or other proceeding relating to the Borrower or such General Partner under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or takes any action to authorize or in furtherance of any of the foregoing;

	(i)	if any such petition or application is filed or any
such case or other proceeding is commenced against the Borrower or any General Partner and the Borrower or such General Partner indicates its approval thereof, consent thereto or acquiescence therein or an order for relief or appointing any such trustee, custodian, liquidator or receiver is entered adjudicating the Borrower or such General Partner bankrupt or insolvent, or approving a petition in any such case or other proceeding, and such order remains in effect for more than 60 days, whether or not consecutive;

	(j)	if there shall remain in force, undischarged,
unsatisfied and unstayed, for more than 30 days, whether or not consecutive, any final judgment against the Borrower that, with other outstanding final judgments undischarged against the Borrower, (i) exceeds, in the aggregate, $2,000,000 or (ii) shall have a materially adverse effect upon the business, assets, operations, prospects or condition (financial or otherwise) of the Borrower;

	(k)	if there shall occur a material adverse change in the
business, assets, operations, prospects or condition, financial or otherwise, of the Borrower; then and in any such event and subject to the proviso at the end of this Section 6.1, the Agent shall, at the request of the Required Banks, by written notice to the Borrower declare (i) the obligation of the Banks to make
Loans to the Borrower to be terminated, whereupon the same shall terminate, (ii) the Loans of the Borrower, all interest thereon and all other amounts payable by the Borrower under this Agreement to be forthwith due and payable, whereupon such Loans, all such interest and all such other amounts shall become and be forthwith due and payable without presentment, demand, protest or notice (other than as required above), all of which are expressly waived by the Borrower, provided that upon the occurrence of any of the events specified in clauses (h) or (i) of this Section
6.1, such termination of the obligations to make Loans and acceleration of the maturity of the Loans shall occur automatically and without any action by the Banks. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans of the Borrower pursuant to the foregoing, the Agent shall, at the request of the Required Banks, proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or any instrument pursuant to which the obligations of the Borrower to the Banks hereunder are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Banks hereunder and under the Pledge Agreement. No remedy conferred upon the Banks herein and in the Pledge Agreement is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

	Section 7. SET-OFF. Regardless of the adequacy of any collateral, any deposits, balances or other sums credited by or due from any Bank or any of their branch offices to the Borrower, other than participations in loans that may have been purchased by the Borrower from such Bank, may, at any time and from time to time after the occurrence and during the continuation of an Event of Default hereunder, without notice to the Borrower or compliance with any other condition precedent now or hereafter imposed by statute, rule of law, or otherwise (all of which are hereby expressly waived) be set off, appropriated, and applied by such Bank against any and all Obligations of the Borrower to such Bank in such manner as such Bank in its sole discretion may determine, and the Borrower hereby grants such Bank a continuing security interest in such deposits, balances or other sums for the payment and performance of all Obligations. Each Bank agrees with the other Banks that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Bank other than the Obligations, such amount shall be applied first to the Obligations and the excess, if any, may be applied to such other Indebtedness and (b) if such Bank shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the Obligations of the Borrower owed to such Bank by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Obligations of the Borrower owed to such Bank any amount in excess of its ratable portion of the payments received by all Banks, such Bank will make such disposition and arrangement with the other Banks with respect to such excess, either by way of participation, distribution, assignment of claims, subrogation or otherwise as shall result in each Bank's receiving in respect of the Obligations of the Borrower owed to it, its ratable portion; provided, however, that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. As used in this Section, "ratable" shall refer to the proportion that each Bank's Loans bears to the aggregate of all Banks' Loans.

	Section 8. EXPENSES. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to reimburse the Agent upon demand for all reasonable expenses, including but not limited to reasonable attorneys' fees and disbursements (and the allocated costs of in-house counsel for the Agent), incurred or expended in connection with the preparation or interpretation of this Agreement or any amendment hereof; and the Borrower further agrees to reimburse each Bank upon demand for all reasonable expenses, including but not limited to reasonable attorneys' fees and disbursements (and the allocated costs of in-house counsel) incurred or expended in connection with the enforcement of any obligations or the satisfaction of any indebtedness of the Borrower hereunder, or in connection with any litigation, legal proceeding or dispute hereunder in any way related to such Bank's relationship hereunder.

	Section 9. SURVIVAL OF COVENANTS, ETC. All covenants, agreements, representations and warranties made herein and in the other Loan Documents or in any documents or other papers delivered by, or on behalf of, the Borrower pursuant hereto shall be deemed to have been relied upon by the Banks, notwithstanding any investigation heretofore or hereafter made by it, and shall survive the making by the Banks of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement remains outstanding and unpaid or any Bank has any obligation to make any Loans hereunder. All statements contained in any certificate, document or other paper delivered by any authorized person to the Agent or any Bank at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.

	Section 10. INDEMNIFICATION. The Borrower agrees to indemnify and hold harmless each Bank from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or the transactions evidenced hereby; provided that no Bank shall have the right to be indemnified hereunder with respect to any such claims, actions, suits, liabilities, losses, damages and expenses to the extent arising as a result of its own gross negligence or willful misconduct; and provided, further that if the Borrower shall exercise its right to participate in the resolution of any dispute, as contemplated in the following sentence, the Borrower shall not be liable for any settlement, compromise or consent to the entry of any order adjudicating or otherwise disposing of any claim, action, suit, liability, loss, damage or expense effected without the consent of the Borrower. Should any claim be made by a person not a party to this Agreement with respect to any matter to which the foregoing indemnity relates, the affected Bank shall promptly notify the Agent, which shall forthwith notify the Borrower of any such claim, and the Borrower shall have the right to direct and control the defense of such claim or any litigation based thereon at its own expense through counsel of its own choosing, without becoming a party to such litigation.


	Section 11.  EFFECT OF AGREEMENT; SUCCESSORS AND ASSIGNS.
	(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and the Banks and their respective successors and assigns; provided that the Borrower may not assign or transfer its rights hereunder without the prior written consent of all of the Banks.

	(b)	Any Bank may (i) without the consent of the Agent or
the Borrower if the proposed assignee is a Bank hereunder or (ii) otherwise with the consent of the Agent and the Borrower, which consent shall not be unreasonably withheld or delayed, assign to one or more assignees (each, an "Assignee") all or a portion of such Bank's interests, rights and obligations under this Agreement and the other Loan Documents, its Commitment Amount and the Loans at the time owing to it; provided, however, that (y) the aggregate Commitment Amount and Loans subject to each such assignment (determined as of the date the Assignment and Acceptance Agreement referred to in the following clause (z) with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000, and (z) the parties to each such assignment shall execute and deliver to the Agent an "Assignment and Acceptance Agreement", substantially in the form of Exhibit D hereto, and a processing and recordation fee of $2,500. Upon acceptance and recording pursuant to subsection (d) of this
Section 11, from and after the effective date specified in each Assignment and Acceptance Agreement (which effective date shall be at least five Business Days after the execution thereof) (A) the Assignee shall be a party hereto and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Bank under this Agreement and (B) the assigning Bank shall, to the extent provided in such assignment, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of
Section 10, as well as to any fees accrued for its account hereunder and not yet paid).

	(c)	The Agent shall maintain at its head office in Boston,
Massachusetts a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the name and address of each Bank, and the Commitment Amount of, and principal amount of the Loans owing to, each Bank from time to time. The entries in such register shall be conclusive in the absence of manifest error and the Borrower, the Agent, and the Banks may treat each person whose name is recorded in the Register as a Bank for all purposes of this Agreement. Such register shall be available for inspection by the Borrower and the Banks, at any reasonable time upon reasonable prior notice.

	(d)	Upon its receipt of a completed Assignment and
Acceptance Agreement executed by an assigning Bank and an Assignee together with the processing and recordation fee referred to in subsection (b) above, the Agent shall (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the register referred to in subsection (c) and (iii) give prompt notice thereof to the Borrower.

	(e)	Each Bank may, without the consent of the Borrower or
the Agent, sell to one or more entities participations in all or a portion of its interests, rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment Amount and the Loans owing to it); provided, however, that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Agent and such Bank shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and such Bank shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers with respect to the matters set forth in Section 18 requiring the consent of all of the Banks).

	(f)	Each Bank may at any time pledge or assign all or any
portion of its rights under this Agreement to a Federal Reserve
Bank, and the Borrower agrees to issue to such Bank at such Bank's request a promissory note in form and substance reasonably satisfactory to such Bank to facilitate such pledge or assignment. No such pledge or assignment shall release such Bank from its obligations hereunder.

	Section 12. NOTICES, ETC. Except as otherwise expressly provided in this Agreement, all notices and other communications made or required to be given pursuant to this Agreement shall be in writing and shall be delivered by hand, mailed by United States first class mail, postage prepaid, by accepted express mail service, postage prepaid, or sent by telegraph, telex or such Bank's facsimile transmission and confirmed by letter, addressed as follows:

(a)	if to the Borrower, at:

		Belmont Fund, L.P.
		c/o Fidelity Management Trust Company
		Mailzone F7E
		82 Devonshire Street
		Boston, MA  02109
		Facsimile:  (617) 570-7458

		Attention:  Portfolio Manager

	and with a copy to:

		Fidelity Management Trust Company
		Mailzone N8A
		82 Devonshire Street
		Boston, MA  02109
		Facsimile:  (617) 227-3893

		Attention:  Manager Trust Operations


	and with a copy to:

		Judy K. Mencher, Esq.
		Associate General Counsel
		Fidelity Investments
		Mailzone F7D
		82 Devonshire Street
		Boston, MA  02109
		Facsimile:  (617) 570-7688

or at such other address for notice as the Borrower shall last have furnished in writing to the Agent; or

(b)	if to the Agent, at

	[            ]
	[            ]
	Boston, Massachusetts [     ]
	Facsimile:  [         ]

	Attention:  [         ]

or at such other address for notice as the Agent shall last have furnished in writing to the Borrower; or

(c) if to any Bank, to the address set forth beneath the name of such Bank on the signature pages hereof, or in the Assignment and Acceptance Agreement applicable thereto, or at such other address for notice as any Bank shall last have furnished in writing to the Agent and the Borrower.

Any such notice shall be deemed to have been duly given or made and to have become effective (a) if delivered by hand to a responsible officer of the party to which it is directed, at the time of receipt thereof by such officer, (b) if sent by registered or certified first class mail, postage prepaid, three Business Days after the posting thereof, (c) if sent by accepted express mail service, postage prepaid, one Business Day after posting thereof, and (d) if sent by facsimile transmission, telex or cable, at the time of receipt of any automatic answer-back or other similar acknowledgment of receipt thereof.

	Section 13. GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement is intended to take effect as a sealed instrument and shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts. The Borrower agrees that any suit for the enforcement of this Agreement or any of the other Loan Documents may be brought in the courts of The Commonwealth of Massachusetts or any Federal Court sitting therein and consents to the non-exclusive jurisdiction of such court and to service of process in any such suit being made upon the Borrower by mail at the address specified in Section 12 hereof. The Borrower hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

	Section 14.  THE AGENT.

	Section 14.1. Appointment, Powers and Immunities. Each Bank hereby appoints and authorizes the Agent to act as its agent hereunder and under the other Loan Documents (including, without limitation, the authorization to enter into the Loan Documents as agent on behalf of the Banks and to bind the Banks to the terms thereof) with such powers as are specifically delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this sentence and in Section 14.4 hereof and the first sentence of
Section 14.5 hereof shall include reference to its officers, directors, employees and agents): (i) shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Bank; (ii) shall not be responsible to the Banks for any recitals, statements, representations or warranties of the Borrower or any other Person contained in this Agreement or in any other Loan Document or in any certificate or other document received by any of them hereunder or thereunder, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure by the Borrower or any other person or entity to perform any of its obligations hereunder or thereunder, or for the satisfaction of any condition precedent specified in Section 3 hereof (except receipt of documents required to be delivered to the Agent hereunder); (iii) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document unless it shall have been so directed by the Required Banks; and (iv) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact selected by it in good faith. The Agent may deem and treat each Bank as the party entitled to receive any amounts hereunder for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent.

	Section 14.2. Reliance by Agent. The Agent shall be entitled to rely upon any certificate, notice or other communication (including any thereof by telephone, telex, telegram or cable) reasonably and in good faith believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or entity, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

	Section 14.3. Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the non-payment of principal of or interest on Loans or the non-payment of any fees payable hereunder) unless the Agent has received notice from a Bank or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default or an Event of Default, the Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such non-payment). The Agent shall (subject to Sections 14.1 and 14.5 hereof) take such action with respect to such Default or Event of Default as shall be directed by the Required Banks; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks.

	Section 14.4. Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed under Section 10 hereof, but without limiting the obligations of the Borrower under said Section 10 hereof), ratably in accordance with the aggregate principal amount of the Loans made by the Banks (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitment Amounts), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Borrower is obligated to pay under Section 10 hereof) or thereby or the enforcement of any of the terms hereof or thereof, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent.

	Section 14.5. Agent and Affiliates. With respect to its Commitment Amount and the Loans made by it, the Agent shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Agent; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include the Agent in its capacity as a Bank.
[           ] shall have no duty to disclose to the other Banks
any information obtained by it in its capacity as a Bank as opposed to any information obtained by it in its capacity as the
Agent.  [             ] and its affiliates may accept deposits
from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower and any person or entity that may do business with or own securities
of the Borrower, all as if [                ] were not the Agent
hereunder and without any duty to account therefor to the Banks.

	Section 14.6. Non-reliance on Agent. Each Bank (and each successor and assignee thereof) agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and evaluation of the Borrower and its Subsidiaries and filings relating thereto, the manner of perfection of the security interest in any collateral provided hereunder and under the Pledge Agreement and its own decision to enter into the Loan Documents and make the Loans and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Loan Documents. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or the other Loan Documents or to inspect the properties or books of any party. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower that may come into the possession of the Agent or any of its affiliates as a result of its or their independent dealings with the Borrower; provided that the Agent shall endeavor to provide the Banks with such other information as it may receive in its capacity as Agent hereunder.

	Section 14.7. Failure to Act. Except for action expressly required of the Agent hereunder or under any other Loan Document, the Agent shall in all cases be fully justified in failing or refusing to act hereunder or thereunder unless it shall be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

	Section 14.8. Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Banks and the Borrower; and the Agent may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent reasonably satisfactory to the Borrower. If no such successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor agent reasonably satisfactory to the Borrower, which shall be a bank which has an office in the United States of America with a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Section 14 shall continue in effect of its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

	Section 15. MISCELLANEOUS. The rights and remedies herein expressed are cumulative and not exclusive of any other rights that the Banks or the Borrower, as the case may be, would otherwise have. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

	Section 16. SEVERABILITY. If any of the provisions of this Agreement or the application thereof to any party hereto or to any person or entity or circumstance is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof or thereof or the application thereof to any other party hereto or to any other person or entity or circumstance.

	Section 17. ENTIRE AGREEMENT, ETC. This Agreement, together with the other Loan Documents and any other documents executed in connection herewith and therewith expresses the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except as provided in Section 18 hereof.

	Section 18. CONSENTS, AMENDMENTS, WAIVERS, ETC. (a) Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement to be given by the Banks may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default or any condition or term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Agent or the requisite number of Banks, as provided in the immediately following sentence. The Agent shall not, without the prior written consent of the Required Banks, agree to the modification, amendment, waiver or release of any of the terms of this Agreement, the Pledge Agreement, the Collateral Agency Agreement or the Obligations, or any other document relative thereto, to consent to any action or failure to act by the Borrower, and to exercise or refrain from exercising any powers or rights which the Lenders may have under or in respect of this Agreement, the Pledge Agreement, the Collateral Agency Agreement or the Obligations or any collateral therefor, including, without limitation, the right to enforce the obligations of the Borrower or any other party; provided that the Agent shall not, without the prior written consent of the all of the Banks, agree (i) to increase the Commitment Amounts; (ii) to reduce or forgive the principal of or reduce the rate of interest on any Loan or postpone any date fixed for any payment of principal of or interest on any Loan; (iii) to reduce any fee payable under this Agreement or release any collateral granted or to be granted in respect of the Obligations; (iv) to any amendment, modification or waiver of the definition of "Required Banks", Section 2.8(b), 2.11, 2.12, 2.15, 7 or this Section 18;
or (v) to agree to permit the Borrower to change in any material manner its operations or any material provision of the Management Agreement or the Partnership Agreement; and provided, further that the Agent's consent shall be required for any such modification, waiver, release or amendment that would affect the rights and liabilities of the Agent. The Agent shall be fully protected in refraining from acting in accordance with, and each Lender shall be bound by, the withholding of consent by the Banks or Required Banks, as applicable.

	(b)	No waiver shall extend to or affect any obligation not
expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to the Borrower shall entitle the Borrower to other or further notice in similar or other circumstances.

	Section 19. WAIVER OF JURY TRIAL. THE BANKS AND THE BORROWER AGREE THAT NONE OF THEM NOR ANY ASSIGNEE OR SUCCESSOR SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG ANY OF THEM, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE BANKS AND THE BORROWER, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER ANY BANK NOR THE BORROWER HAS AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

	IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as an instrument under seal by its duly authorized officer as of the date first written above.

	BELMONT FUND, L.P.

	By: Fidelity Management Trust Company,
	    pursuant to a Power of Attorney for
	    Fidelity International Services
	    Limited, Managing General Partner

	By:____________________________________
	Title:_________________________________

	[                      ], as Agent


	By:____________________________________
	Title:_________________________________


COMMITMENT AMOUNT	[                ]
$40,000,000	[                ]
	Boston, Massachusetts  [    ]


	By:____________________________________
	Title:_________________________________


COMMITMENT AMOUNT	[                ]
$10,000,000	[                ]
	New York, New York  [     ]


	By:____________________________________
	Title:_________________________________


COMMITMENT AMOUNT	[                ]
$10,000,000	[                ]
	[                ]
	New York, New York  [     ]


	By:____________________________________
	Title:_________________________________

TOTAL COMMITMENT AMOUNTS:  $60,000,000



BELMONT FUND, L.P.

AMENDED AND RESTATED CREDIT AGREEMENT

Amendment No. 1


	This Agreement dated as of August 17, 1994 (the "Agreement") is among Belmont Fund, L.P., a Bermuda limited partnership (the
"Company"), the Banks party hereto and
[               ], as agent for itself and the other Banks.  The
parties agree as follows:

1.	Reference to Credit Agreement; Definitions.  Reference is
made to the Amended and Restated Credit Agreement dated as of April 11, 1994, as in effect on the date hereof prior to giving effect to this Agreement (the "Credit Agreement"), among the Company, the Banks from time to time party thereto and the Agent. Terms defined in the Credit Agreement as amended hereby (the "Amended Credit Agreement") and not otherwise defined herein are used herein with the meaning so defined.

2.	Effectiveness.  Upon the execution and delivery hereof, the
amendments set forth in Section 3 shall become effective as of August 17, 1994; provided, however, that if the Commitment Expiry Date is extended pursuant to Section 2.4 (d) of the Credit Agreement, the amendments set forth in Sections 3.1.2, 3.2 and
3.3. hereof shall cease to be effective on December 30, 1994 and the provisions of the Credit Agreement which were amended thereby shall revert and read the same as said provisions read immediately prior to the effectiveness of the amendments set forth in said Sections 3.1.2, 3.2 and 3.3 and on and after December 30, 1994 the aggregate Commitment Amount of all Banks shall be reduced to $60,000,000, pro rata in accordance with each Bank's Commitment Amount immediately prior to the effectiveness of this Agreement.

3.	Amendments to Credit Agreement.

		3.1.	Amendment to Section 1.1.

			3.1.1.	The definition of "Commitment Amount" is
hereby amended to read in its entirety as follows:

	"Commitment Amount. The maximum amount of each Bank's commitment to make Loans to the Borrower is as set forth next to the name of each Bank on Exhibit A to Amendment
Number 1 to this Agreement (adjusted as set forth on said Exhibit A and as adjusted from time to time pursuant to
Section 11 hereof). The aggregate amount of all Banks' Commitment Amount shall be $85,000,000 upon the effectiveness of Amendment Number 1 to this Agreement as the same may be reduced from time to time pursuant to Section
2.4 hereof or pursuant to Section 2 of Amendment Number 1 to this Agreement, or be terminated pursuant to Section 2.4 or
Section 6.1 hereof."

			3.1.2.	The definition of "Maximum Amount" is
hereby amended to read in its entirety as follows:

	"Maximum Amount. With respect to the Borrower, and on any date of determination, an amount equal to the least of (i)
$85,000,000, or (ii) 33% of the value of the Borrower's total assets at such time, or (iii) the maximum amount the Borrower is permitted to borrow hereunder at such time under:

		(a)	applicable federal or state laws, statutes
and regulations;

		(b)	agreements (whether or not having the force
of law) by the Borrower with federal, state, local or foreign governmental agencies, authorities or regulators, as more particularly described in Part 1 of
Schedule I hereto, as amended and in effect from time to time; or

		(c)	limitations on borrowing adopted by the
Borrower and described in the Partnership Agreement or elsewhere, as more particularly described in Part 2 of
Schedule I hereto, as amended and in effect from time to time."

		3.2.	Amendment to Section 5.11.  The proviso at the end
of Section 5.11 is hereby amended by substituting the figure
"33%" for the figure "25%" appearing therein and by substituting the figure "25%" for the figure "20%" appearing therein.

		3.3.	Amendment to Clause (ii) of Section 5.12.  Clause
(ii) of Section 5.12 is hereby amended by substituting the figure "25%" for the figure "20%" appearing therein.

		3.4.	Deletion of Clause (iii) of Section 5.12.  Clause
(iii) of Section 5.12 is hereby deleted, the word "or" appearing immediately prior to said clause (iii) is hereby moved immediately prior to clause (ii) of Section 5.12 and a period is substituted for the semicolon appearing at the end of said clause (ii).

4.	Representations and Warranties.  In order to induce the
Banks and the Agent to enter in to this Agreement, the Borrower hereby represents and warrants that after giving effect to the amendments provided for in this Agreement, the representations and warranties set forth in Section 4 of the Amended Credit Agreement are true and correct on and as of the date hereof.

5.	Amendment Fee.  Upon the effectiveness hereof, the Company
will pay (a) to each of the Banks for its account an amendment fee equal to .1% of each Bank's Commitment Amount set forth in the first column of Exhibit A and (b) to the Agent for its account an Agent's fee based on the increase in the Banks' aggregate Commitment Amounts giving effect to this Agreement for the period from the date hereof to and including December 30, 1994.

6.	Closing Documents.  The effectiveness of this Agreement
shall be conditioned upon the receipt by the Agent of such documents as the Agent may reasonably request in order to evidence the due execution, delivery, enforceability and legality of this Agreement and the Amended Credit Agreement, including Federal Reserve Board Forms U-1 and opinions of counsel addressed to the Banks.

7.	Miscellaneous.  This Agreement may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors and assigns, including as such successors and assigns all holders of any Note. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS (OTHER THAN THE CONFLICT OF LAWS RULES) OF THE COMMONWEALTH OF MASSACHUSETTS.